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SECURITIES  AND  EXCHANGE  COMMISSION

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FORM  15

CERTIFICATION  AND  NOTICE  OF  TERMINATION  OF  REGISTRATION  UNDER  SECTION

12(g)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934  OR  SUSPENSION  OF  DUTY  TO  FILE

REPORTS  UNDER  SECTIONS  13  AND  15(d)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934.

Commission  File  Number ___________________________

______________________________________________________________________________________________________

(Exact name of registrant as specified in its charter)

______________________________________________________________________________________________________

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________________________________________________________________________________

(Title of each class of securities covered by this Form)

______________________________________________________________________________________________________

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the  duty  to  file  reports:

Rule 12g-4(a)(1)

Rule 12g-4(a)(2)

Rule 12h-3(b)(1)(i)

Rule 12h-3(b)(1)(ii)

Rule 15d-6

Approximate number of holders of record as of the certification or notice date: _______________________________

Pursuant  to  the  requirements  of  the  Securities  Exchange  Act  of  1934  (Name  of  registrant  as  specified  in  charter)

has  caused  this  certification/notice  to  be  signed  on  its  behalf  by  the  undersigned  duly  authorized  person.

Date: _______________________________

By:   ______________________________________________________________

Instruction:  This  form  is  required  by  Rules  12g-4,  12h-3  and  15d-6  of  the  General  Rules  and  Regulations  under  the

Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized

person.   The  name  and  title  of  the  person  signing  the  form  shall  be  typed  or  printed  under  the  signature.

Persons   who   respond   to   the   collection   of   information   contained

SEC 2069 (02-08)

in   this   form   are   not   required   to   respond   unless   the   form   displays

a   currently   valid   OMB   control   number.